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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement of Medical Manager Corporation on Form S-3 of our reports dated February 16, 1998 on our audits of the financial statements of Companion Technologies Corporation of Texas as of December 31, 1997 and 1996, and for the years ended December 31, 1997 and 1996, and dated February 16, 1998 on our audits of the financial statements of Companion Technologies of Florida, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997 and 1996, which reports are included in Medical Manager Corporation's Current Reports on Form 8-K/A, which were filed with the Commission on March 16, 1998 and March 17, 1998.

                                                        COOPERS & LYBRAND L.L.P.



Tampa, Florida
April 8, 1998